MAM Software Group Reports Quarterly Financial Results

BARNSLEY, England, October 31, 2013 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (GAAP) for its quarter ended September 30, 2013, through the filing on October 31, 2013 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

	For The Quarter Ended
(In thousands, except share and per share data)	September 30,
	2013	2012
Revenues	7,561	$6,483
Gross profit	4,246	$3,773
Operating income	857	$914
Income before provision for income tax	830	$753
Net income	692	$624
Earnings per share attributed to common stockholders - basic	0.05	$0.05
Earnings per share attributed to common stockholders - diluted	0.05	$0.05
Weighted average shares outstanding - basic	12,708,766	12,968,665
Weighted average shares outstanding - diluted	12,835,432	13,116,886

First Quarter Highlights:

•	Total year-over-year quarterly revenue increased by $1,078,000 or 16.6% to $7,561,000 from $6,483,000; and

•	Total year-over-year quarterly recurring revenue increased by $564,000 or 12.2% to $5,198,000 from $4,634,000 and quarter-over-quarter recurring revenue increased by $217,000 or 4.4% from $4,981,000; and
o	Recurring revenue was 68.7% of total revenue for the quarter ended September 30, 2013 versus 71.5% for the quarter ended September 30, 2012.

•	Total Software as a Service (SaaS) year-over-year quarterly revenue increased by $250,000 or 63.8% to $642,000 and quarter-over-quarter revenue increased by $199,000 or 44.9% ; and
o	Autowork Online (SaaS) year-over-year quarterly revenue increased by $154,000 or 46.4% to $486,000, and quarter-over-quarter revenue increased by $61,000 or 14.4%.
o	Autopart Online (SaaS) year-over-year quarterly revenue increased by $96,000 or 160.0% to $156,000, and quarter-over-quarter revenue increased by $36,000 or 30.0%.

•	Total Data as a Service (DaaS) year-over-year quarterly revenue increased by $108,000 or 7% to $1,629,000 and quarter-over-quarter revenue increased by $12,000 or 1%; and

•	Trailing twelve month Adjusted EBITDA (non-GAAP) of $5,844,000 after substantial global investments in personnel and sales and marketing expenditures; and

•	A $459,000 or 12.2% increase in cash, net of interest bearing debt, to $4,208,000 after capital expenditures of $185,000; and

•	Stockholders’ equity increase of $1,428,000 or 9.8% to $16,050,000; and

•	System backlog of $1,548,000.

First Quarter Financial Review:

The Company's revenue was $7,561,000 for the first quarter ended September 30, 2013 as compared to $6,483,000 for the first quarter ended September 30, 2012, an increase of $1,078,000 or 16.6%. Operating income for the quarter ended September 30, 2013, decreased by $57,000 to $857,000 as compared to operating income of $914,000, a decrease of 6.2%, for the quarter ended September 30, 2012. Net income for the quarter ended September 30, 2013, increased by $68,000 to $692,000 as compared to $624,000, an increase of 10.9%, over the same period a year ago. Basic and diluted earnings per share were $0.05 as compared to $0.05 per share, for the same period a year ago.

Gross profit for the three months ended September 30, 2013 was $4,246,000 or 56.2% as compared to $3,773,000 or 58.2% for the three months ended September 30, 2012. The decrease in gross profit was the result of lower perpetual license revenue as we transition our business to a Software as a Service (SaaS) model.

The Company's revenue from its U.S. and U.K. operations was $2,268,000 and $5,293,000, respectively, compared to $1,930,000 and $4,553,000, respectively, during the same period in 2012. U.S. recurring revenue increased $228,000 or 19.3% to $1,411,000 for the quarter ended September 30, 2013 from $1,183,000 for the quarter ended September 30, 2012. U.K. recurring revenue increased $336,000 or 9.7% to $3,787,000 for the quarter ended September 30, 2013 from $3,451,000 for the quarter ended September 30, 2012.

Business Update:

Commenting on the first quarter of fiscal 2014, MAM Software Group's CEO, Michael Jamieson, said:

"During this quarter, we have continued to make progress towards our strategic goals, building on the results achieved in fiscal 2013. We have maintained investment in our cloud solutions as we transition our business to a Software as a Service (SaaS) model. Although the SaaS model will result in lower reported revenue and cash flow in the year of sale, it should produce an increased and more predictable future revenue stream and cash flow. We believe that the introduction of our Autowork Online and Autopart Online SaaS solutions into the larger North American market will lead to a positive impact on our recurring revenues."

"Although we incurred the negative impact of increased investment and lower perpetual license revenue, we have continued to achieve positive financial results. Our Company experienced both an increase in revenues of $1,078,000 and profit margins of $473,000 when compared to the three months ended September 30, 2012. Our Company's recurring revenues increased in the U.S. to $1,411,000 from $1,183,000, an increase of $228,000 or 19.3%, for the quarter ended September 30, 2013 as compared to the quarter ended September 30, 2012. Our Company's U.K. based recurring revenues increased to $3,787,000 from $3,451,000, an increase of $336,000 or 9.7%, for the quarter ended September 30, 2013 as compared to the quarter ended September 30, 2012."

"The quarter ended September 30, 2013 produced net income of $692,000 as compared to $624,000 for the quarter ended September 30, 2012. Furthermore, the first quarter produced an Adjusted EBITDA (non-GAAP) of $1,384,000 as compared to $1,316,000 for the quarter ended September 30, 2012. As we continue to execute on our strategic goals we anticipate an EBITDA (non-GAAP) of approximately $5,000,000 for Fiscal 2014."

"We were particularly pleased with the progress that we made with our 'cloud' based installer application, Autowork Online, in the U.K. Subscribers to Autowork Online have increased each month of this quarter and now total 2,840. Revenues from Autowork Online increased to $486,000 or £313,501 from $332,000 or £210,049, an increase of $154,000 or 46.4% for the quarter ended September 30, 2013 as compared to the quarter ended. September 30, 2012. Autowork Online has been localized for the North American market and continues to be introduced and demonstrated to potential U.S. partners."

"We have also introduced Autopart Online, a SaaS version of our on-premise software for auto parts distributors and retailers. Autopart Online does not require the customer to purchase hardware and software licenses upfront, they subscribe to the software and purchase the professional services required to implement the system. We believe that removing the capital investment associated with on-premise software will lead to an increased interest in our Autopart Online solution."

"Our goals for the balance of the fiscal year include further penetrating into the U.K. market with our SaaS solutions, establishing a foothold in the U.S. market with the same 'cloud' based products, and localizing our Autocat+ Data as a Service (DaaS) solution for introduction into the U.S. market. We believe that our suite of modern business solutions, built by a team of experienced professionals using the latest technology, will continue to be the differentiating factor for our business."

"For the balance of the 2014 fiscal year we anticipate further investment in our sales, marketing and professional services departments. We believe these expenditures will result in increased revenues in Fiscal 2014, but will have a negative impact on profits and cash flow. The investments we are making in Fiscal 2014 should contribute to increased growth and profitability in Fiscal 2015."

The Company also reiterated that it currently has $2,688,644 left on its previously approved stock buyback program, which it intends to use selectively as circumstances and market conditions warrant.

As of October 31, 2013, MAM had approximately 14,481,437 shares of common stock outstanding. The outstanding shares include 1,698,505 shares that vest based on the market price of the Company’s common shares and these shares have not vested.

The Company has scheduled a conference call for Friday, November 1, 2013, at 9:00am ET to review the results. Investors and interested parties can access the conference call by dialing 1.800.977.8002 in the United States and 1.404.920.6650 in the United Kingdom and referring to Participant Code: 2687716#. The conference call will also be recorded and will be available via the investor relations section of the Company’s website, www.mamsoftware.com, for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit

http://www.mamsoftware.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Charles F. Trapp, Executive Vice President and Chief Financial Officer 610-336-9045 ext. 240

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2013	June 30, 2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$4,275	$4,061
Accounts receivable, net of allowance of $139 and $114	4,247	3,511
Inventories	279	199
Prepaid expenses and other current assets	1,899	1,976
Total Current Assets	10,700	9,747

Property and Equipment, Net	720	689

Other Assets
Goodwill	9,382	8,983
Amortizable intangible assets, net	507	640
Software development costs, net	1,328	1,248
Other long-term assets	37	34
TOTAL ASSETS	$22,674	$21,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,685	$1,400
Accrued expenses and other liabilities	1,542	1,952
Payroll and other taxes	1,029	718
Debt	67	312
Current portion of deferred revenue	742	742
Sales tax payable	761	769
Income tax payable	368	352
Total Current Liabilities	6,194	6,245

Long-Term Liabilities
Deferred revenue, net of current portion	140	154
Deferred income taxes	61	79
Other	229	241
Total Liabilities	6,624	6,719
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 15,133,852 shares issued and 14,460,171 shares outstanding at September 30, 2013 and 14,813,172 shares issued and 14,139,491 shares issued and outstanding at June 30, 2013	2	2
Additional paid-in capital	31,750	31,548
Accumulated other comprehensive loss	(634)	(1,168)
Accumulated deficit	(13,322)	(14,014)
Treasury stock at cost, 673,681 shares at September 30, 2013 and June 30, 2013	(1,746)	(1,746)
Total Stockholders' Equity	16,050	14,622
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,674	$21,341

The Accompanying Notes Are an Integral Part of these Condensed Consolidated Financial Statements

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(In thousands, except share and per share data)

	For the Three Months Ended September 30, 2013	For the Three Months Ended September 30, 2012
Revenues	$7,561	$6,483
Cost of revenues	3,315	2,710
Gross Profit	4,246	3,773

Operating Expenses
Research and development	838	861
Sales and marketing	1,153	812
General and administrative	1,132	896
Depreciation and amortization	266	290
Total Operating Expenses	3,389	2,859

Operating Income	857	914

Other Income (Expense)
Interest expense	(27)	(41)
Change in fair value of derivative liabilities	-	(206)
Gain on settlement of derivative liabilities	-	73
Gain on settlement of liabilities	-	13
Total other expense, net	(27)	(161)

Income before provision for income taxes	830	753

Provision for income taxes	138	129

Net Income	692	624

Foreign currency translation gain	534	295
Total Comprehensive Income	$1,226	$919

Earnings per share attributed to common stockholders:
Basic	$0.05	$0.05
Diluted	$0.05	$0.05
Weighted average shares outstanding:
Basic	12,708,766	12,968,665
Diluted	12,835,432	13,116,886

The Accompanying Notes Are an Integral Part of these Condensed Consolidated Financial Statements

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Non-GAAP) (unaudited, includes non-cash compensation and change in fair value of derivative liabilities.)

			Trailing Twelve
	For the Quarter Ended		Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013

Net Income (GAAP)	$692	$624	$3,081
Interest Expense	27	41	132
Taxes	138	129	732
Depreciation and amortization	266	290	1,125
Non-cash equity compensation	179	112	481
Gain on settlement of derivative liabilities	-	(73)	(58)
Gain on settlement of liabilities	-	(13)	-
One time expenses	82	-	286
Change in fair value of derivative liabilities	-	206	65
Adjusted EBITDA (Non-GAAP)	$1,384	$1,316	$5,844

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